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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT


      EMPLOYMENT AGREEMENT (the "Agreement") made and entered into as of this 1st day of January, 1999 by and between Meditrust Corporation, a Delaware corporation (the "Employer"), and Michael S. Benjamin (the "Employee").

      WHEREAS, the Employee is currently employed by the Employer as its Senior Vice President and General Counsel; and

      WHEREAS, the Employer and the Employee wish to extend such employment for a three (3) year term on the terms and subject to the conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, the parties hereto hereby agree as follows:

      1. DUTIES. During the term of this Agreement, the Employee agrees to be employed by and to serve the Employer as its Senior Vice President and General Counsel, and the Employer agrees to employ and retain the Employee in such capacity. The Employee also shall serve the Employer in such capacity or capacities, and with such other duties consistent with such position, as shall be designated by the President from time to time. The Employee shall devote such of his business time, energy and skill to the affairs of the Employer as shall be necessary to perform the duties of such position and, in any event, not less of his business time, energy and skill than he has previously devoted to the Employer, and he shall not assume an executive, management or board position in any other business without the express permission of the Board of Directors; provided that the Employee may serve in any capacity with charitable or not-for-profit enterprises so long as there is no material interference with the Employee's duties to the Employer. The Employee shall report to the President and at all times during the term of this Agreement shall have powers and duties commensurate with his position as Senior Vice President and General Counsel of the Employer. Without the Employee's consent, the Employer may not materially reduce the Employee's duties or responsibilities hereunder or assign duties or responsibilities that are inconsistent with the Employee's position as Senior Vice President and General Counsel of the Employer. Notwithstanding the foregoing, in connection with a corporate restructuring of the Employer, if the Employee continues to be Senior Vice President and General Counsel of the publicly-traded healthcare company resulting from a Permitted Spin-Off (as defined below), such change, in and of itself, shall not be deemed to be a material reduction in the Employee's duties and responsibilities for purposes of the preceding sentence.

      2.    TERMS OF EMPLOYMENT.

            2.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                  (1) "Termination For Cause" shall mean termination by the Employer of the Employee's employment by reason of (i) the Employee's fraud upon,


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deliberate injury or attempted injury to, or dishonesty towards the Employer that causes material and demonstrable injury to the Employer, (ii) the Employee's intentional and material breach of the provisions of Section 5 of this Agreement, (iii) the Employee's intentional and material breach of, or material failure to perform under, this Agreement (other than the provisions of Section 5 hereof) that is not cured by the Employee within 30 days after written notice from the Board of Directors specifying the breach and requesting a cure, or (iv) the conviction of any felony involving a crime of moral turpitude.

                  (2) "Termination Other Than For Cause" shall mean termination by the Employer of the Employee's employment other than a Termination For Cause, a Termination Upon Death or Disability, or a Termination Upon a Change in Control.

                  (3) "Termination for Good Reason" shall mean termination of employment by the Employee (i) after a material reduction by the Employer, without the Employee's consent, in the Employee's duties and responsibilities,
(ii) if the Employee is not the Senior Vice President and General Counsel of Meditrust Corporation prior to the Permitted Spin-Off and the Spin-Off Entity after the Permitted Spin-Off, (iii) after any reduction by Employer of the Employee's Base Salary and benefits (provided that, in the case of across-the-board benefit reductions similarly affecting all management personnel, the Employer will continue to provide Employee with a benefit package substantially equivalent to the benefits provided at the time of such reduction, provided that the Employer shall not be required to expend more than 150% of the Employer's cost therefor in fiscal year 1999), (iv) the relocation of the Employer's offices at which the Employee is principally employed to a location which is more than 35 miles from the current location of the Employer's office or the requirement that the Employee be based (1) anywhere other than the Employer's principal offices, as the same may be relocated within 35 miles as provided above, or (2) more than 35 miles from the Employer's current offices, except for required travel on the Employer's business to an extent substantially consistent with the Employee's present business travel obligations, (v) a material breach of this Agreement by the Employer that is not rectified within 30 days of notification to the President of the Employer by the Employee of such breach, (vi) the failure of the Employer to obtain an agreement from any successor or assign of the Employer, to assume and agree to perform this Agreement, as contemplated by Section 7.15, or (vii) the Employer's failure to extend this Agreement pursuant to Section 2.2 hereof on each anniversary date. Notwithstanding the foregoing, in connection with a Permitted Spin-Off, if the Employee continues to be Senior Vice President and General Counsel of the Spin-Off Entity, such change in title and position shall not be deemed to be a material reduction in the Employee's duties and responsibilities for purposes of clause (i) above.

                  (4) "Termination Upon a Change in Control" shall mean termination of the Employee's employment with the Employer within two (2) years following a Change in Control either by the Employer as a Termination Other Than For Cause or by the Employee as a Termination for Good Reason.


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                  (5)   "Termination Upon Death or Disability" shall mean
termination by the Employer by reason of the Employee's death or disability as described in Section 2.3 hereof.

                  (6) "Permitted Spin-Off" shall mean a corporate restructuring of the Meditrust Companies pursuant to which all of the stock of any existing or newly-created subsidiary of the Meditrust Companies (or either of them) which owns (or acquires by purchase, dividend, investment or otherwise) all of the healthcare assets and investments of the Meditrust Companies (or the stock of subsidiaries which own such assets and investments) existing immediately prior thereto is "spun-off" ratably to the shareholders of the Meditrust Companies at the time of such spin-off.

                  (7) "Spin-Off Entity" shall mean any Person resulting from a Permitted Spin-Off.

                  (8) "Change in Control" shall mean (a) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the then outstanding voting securities of the Employer entitled to vote generally in the election of directors of the Employer (the "Outstanding Voting Securities") or 20% or more of the combined market value of the equity securities of the Employer (the "Equity Value"); PROVIDED, HOWEVER, that any acquisition directly from or by the Employer or any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Employer or an affiliated company or any acquisition by a company pursuant to a transaction which complies with clauses (i), (ii) and (iii) of (c) below shall be excluded from this clause (a); or (b) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") of the Employer, cease for any reason to constitute at least 60% of the Board of Directors of the Employer; PROVIDED, HOWEVER, that any individual becoming a director whose election, or nomination for election by the Employer's stockholders, was approved by a vote of at least 60% of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Employer; or
(c) consummation of a reorganization, merger or consolidation of the Employer (a "Business Combination"), unless, in each case, following such Business Combination, (i) all or substantially all the individuals and entities who were the beneficial owners, respectively, of the outstanding Equity Value and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the combined market value of the equity securities and more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a


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corporation which as a result of such transaction owns the Employer or all or substantially all of the Employer's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Equity Value and Outstanding Voting Securities, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Employer or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities or 20% or more of the combined market value of the equity securities of the corporation resulting from such business combination except to the extent that such ownership existed prior to the Business Combination and (iii) at least 60% of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination, (d) the sale or other disposition of more than 50% of the healthcare assets of the Employer, or (e) a complete liquidation or dissolution of the Employer or approval thereof by the stockholders of the Employer. For purposes of this definition, "Employer" shall mean either (x) Meditrust Corporation or Meditrust Operating Company ("Meditrust" and together with the Employer, "The Meditrust Companies") or (y) any subsidiary of Meditrust Corporation, the assets of which are substantially all of the healthcare assets and investments of Meditrust Corporation (or the stock of subsidiaries, the assets of which are substantially all of the healthcare assets and investments of Meditrust Corporation). Notwithstanding the foregoing, any corporate restructuring directly related to a Permitted Spin-Off, including any related change to the Board of Directors shall not be deemed to be a Change in Control; provided, however, that this exclusion shall not apply to any simultaneous or subsequent sale of, or Business Combination, or other events described in clauses (a) through (e) of this Section 2.1(h) involving such Spin-Off Entity.

            2.2 TERM. The term of employment of the Employee by the Employer shall commence on the date and year first above written (the "Effective Date") and shall continue through the third (3rd) anniversary of the Effective Date; provided, however the term of this Agreement shall automatically be extended for one additional year on each anniversary date of the Effective Date unless, not later than 90 days prior to such date, either party shall have given notice to the other that it or he does not wish to extend this Agreement; provided, further, that if a Change in Control (as defined in Section 2.1(f)) occurs during the original or extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than two (2) years beyond the month in which the Change in Control occurred.

            2.3 TERMINATION. Notwithstanding any provision of this Employment Agreement, the employment of the Employee pursuant to this Agreement may be terminated by the Employer upon (a) at least 15 days' prior written notification to the Employee in the event of a Termination For Cause, (b) upon at least 60 days' prior written notice to the Employee in the event of a Termination Other Than For Cause or a Termination Upon a Change in Control, (c) upon written notification to the Employee if the Employee, in the


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reasonable judgment of the Board of Directors of the Employer, has failed to perform his duties under this Agreement because of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than four (4) consecutive months, or (d) in the event of the Employee's death, in which case the Employee's employment shall be deemed to have terminated as of the last day of the month during which his death occurs. The Employee may terminate his employment under this Agreement upon at least 60 days' prior written notice to the Employer; provided, however, that in the event of a Change in Control, the notice requirement is shortened to ten (10) days.

            2.4 PAYMENTS UPON TERMINATION. Upon any termination of the Employee's employment by the Employer hereunder, the Employer shall promptly pay to the Employee, or in the case of his death, to his estate or such beneficiaries as the Employee may from time to time designate, all accrued salary, any benefits under any plans of the Employer in which the Employee is a participant to the full extent of the Employee's rights under such plans, accrued vacation pay and any appropriate business expense incurred by the Employee in connection with his duties hereunder, all to the date of termination. The Employee, or his estate or beneficiaries in the case of his death, shall not be entitled to any other compensation or reimbursement of any kind, including, without limitation, severance compensation, except as provided in Section 4 hereof. Unless otherwise provided in writing or as provided in
Section 4 hereof, upon termination of employment, all options held by the Employee that are not then currently exercisable and all Performance Units shall immediately lapse and have no force or effect, and all then non-vested Performance Shares held by the Employee shall be forfeited and returned to the Employer.

      3.    SALARY AND BENEFITS.

            3.1 BASE SALARY. As payment for the services to be rendered by the Employee as provided in Section 1, and subject to the terms and conditions of
Section 2, the Employer agrees to pay to the Employee at the rate of $300,000 per annum (the "Base Salary"). The Base Salary shall be payable in equal bi-monthly (twice a month) installments. Unless otherwise determined by the Board of Directors, the Employee shall not be entitled to any compensation in addition to that set forth in this Section 3 for serving as an officer of the Employer. All services which the Employee may render to the Employer in any capacity shall be deemed to be services required by this Agreement and as consideration for the compensation herein provided.

            3.2 BONUS. The Employee's bonus opportunity for each fiscal year shall be equal to 40% to 80% ("Maximum Bonus") of Base Salary paid during such fiscal year. The amount of bonus payments shall be determined at the sole discretion of the Compensation Committee or pursuant to criteria to be established from time to time.

            3.3 EMPLOYEE BENEFITS. The Employee shall be eligible to participate in such of the Employer's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of the Employer, including,


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but not limited to, the 401(k) plan, non-qualified deferred compensation plan, if any, medical insurance plan, dental insurance plan, life insurance plan, and disability insurance plan. The Employee shall also be provided with an automobile allowance that is not less than the amount currently paid, including reimbursement for gasoline, insurance, maintenance and repairs.

            3.4 REIMBURSEMENT FOR EXPENSES. The Employer shall reimburse the Employee for reasonable and properly documented out-of-pocket expenses incurred by the Employee in connection with his duties under this Agreement.

            3.5 PERFORMANCE SHARES. The Employer has previously awarded the Employee 50,000 performance shares in accordance with the terms described in Exhibit A hereto and the Employer's 1995 Share Award Plan (the "Performance Shares").

            3.6 STOCK OPTIONS. In connection with the negotiation and execution hereof, on December 10, 1998, the Employer issued to the Employee pursuant to the 1995 Share Award Plan ("Plan") an option to purchase 100,000 paired shares ("Paired Shares") of The Meditrust Companies, at $13.4375 per Paired Share (the "Option"). The Option shall vest and become exercisable in accordance with the Plan in 25% increments on each anniversary date of the date of grant, so that the Option is fully vested and exercisable on the fourth (4th) anniversary date of the date of grant. Further, on December 10, 1998, the Employer issued to the Employee pursuant to the 1995 Share Award Plan an option to purchase 50,000 Paired Shares, at $13.4375 per Paired Share (the "Performance Option"). The Performance Option shall vest and become fully exercisable in accordance with the Plan on December 10, 2004; provided, however, that if prior to December 10, 2004 the 20-day average trading price of a Paired Share (the "20-Day Average") attains $23.00, 33 1/3% of the Performance Option shall vest and become exercisable in accordance with the Plan; and if prior to December 10, 2004, the 20-Day Average attains $26.00, 66 2/3% of the Performance Option shall vest and become exercisable in accordance with the Plan, and if prior to December 10, 2004, the 20-Day Average attains $29.00, the remainder of the Performance Option shall vest and become fully exercisable in accordance with the Plan. For this purpose, the price of the Paired Shares shall be determined by reference to the quoted closing price per Paired Share on the New York Stock Exchange.

            3.7 PERFORMANCE UNITS. The Employer has issued to the Employee 50,000 performance units ("Performance Units") in the Long Term Bonus Program. Such Performance Units shall become payable only pursuant to the provisions of
Section 4.1, 4.2 or 4.3.

            3.8 STOCK OWNERSHIP LEVELS. It is the expectation of the parties that upon the fourth anniversary of the Effective Date, the Employee shall own equity in the Employer (which shall include the Performance Shares) with a value equal to two (2) times his Base Salary. In the event the Employee does not attain such level of equity ownership by such date, the Employee shall not be eligible to receive any further equity grants from the Employer until such time when the Employee attains the desired equity ownership level.


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      4.    SEVERANCE COMPENSATION.

            4.1 SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION OTHER THAN FOR CAUSE OR TERMINATION FOR GOOD REASON. In the event the Employee's employment is terminated in a Termination Other Than For Cause or in a Termination for Good Reason, subject to the signing by the Employee of a general release of employment-related claims (other than continuing rights under this Agreement) in a form and manner reasonably satisfactory to the Employer, (i) all unvested Performance Shares held by the Employee shall become immediately vested in full, (ii) all Performance Units issued to the Employee pursuant to Section
3.7 hereof shall become immediately vested in full with the value of each Unit deemed to be $25; provided that payment with respect to the Performance Units shall be made in cash no earlier than January 1, 2002, (iii) any unvested options to purchase shares of The Meditrust Companies held by the Employee shall become immediately vested and exercisable in full in accordance with the Plan and (iv) the Employee shall be paid a lump sum within 30 days of such termination equal to the sum of his Base Salary and the average of the bonuses received by the Employee under Section 3.2 for the three (3) immediately preceding fiscal years (or for such shorter period that the Employee was eligible for a bonus), multiplied by the greater of (a) two (2) or (b) the number of full and fractional years remaining in the original term or extended term of this Agreement (the "Unexpired Term"). The Employee shall continue to enjoy the benefits under the medical and dental insurance plans and the non-qualified retirement plan, if any, for the greater of two (2) years or the Unexpired Term. He shall also be provided with an automobile allowance for the greater of two (2) years or the Unexpired Term at a level which is not less than the level provided to the Employee immediately prior to such termination. Notwithstanding the foregoing, in the event a Change in Control occurs within nine (9) months after a termination under this Section 4.1, the Employee's employment shall be deemed to have been terminated in a Termination Upon a Change in Control and the benefits inuring to the Employee shall be recalculated and paid or delivered to the Employee as though Section
4.3 applied at the time of such termination.

            4.2 SEVERANCE COMPENSATION UPON DEATH OR DISABILITY. In the event the Employee's employment is terminated in a Termination Upon Death or Disability, and in the case of Termination Upon Disability, subject to the signing by the Employee (in the case of Disability) of a general release of employment-related claims (other than continuing rights under this Agreement) in a form and manner reasonably satisfactory to the Employer, (i) all unvested Performance Shares held by the Employee shall become immediately vested in full,
(ii) all Performance Units issued to the Employee pursuant to Section 3.7 hereof shall become immediately vested in full with the value of each Unit deemed to be $25; provided that payment with respect to the Performance Units shall be made in cash no earlier than April 1, 2002, (iii) any unvested options to purchase shares of The Meditrust Companies held by the Employee shall become immediately vested and exercisable in full in accordance with the Plan and (iv) the Employee or his estate shall be paid a lump sum within 30 days of such termination equal to the sum of his Base Salary and the average of the bonuses received by the Employee under Section 3.2 for the three (3) immediately preceding fiscal years (or for such


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shorter period that the Employee was eligible for a bonus), multiplied by the greater of two (2) or the Unexpired Term. The Employee (or dependents, in the case of the Employee's death) shall continue to enjoy the benefits under the medical and dental insurance plans for the greater of two (2) years or the Unexpired Term. In the case of disability, Employee shall also be provided with an automobile allowance for the greater of two (2) years or the Unexpired Term at a level which is not less than the level provided to the Employee immediately prior to such termination.

            4.3 SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION UPON A CHANGE IN CONTROL.

                  (1) Upon a Change in Control, (i) all unvested Performance Shares held by the Employee shall become immediately vested in full, (ii) all Performance Units issued to the Employee pursuant to Section 3.7 hereof shall become immediately vested in full with the value of each Unit deemed to be $50,
(iii) any unvested options to purchase shares of The Meditrust Companies held by the Employee shall become immediately vested and exercisable in accordance with the Plan in full. In the event the Employee's employment is terminated in a Termination Upon a Change in Control, subject to the signing by the Employee of a general release of employment-related claims (other than continuing rights under this Agreement) in a form and manner reasonably satisfactory to the Employer, the Employee shall be paid a lump sum in cash within 30 days of such termination in an amount equal to the full value of his Performance Units and an amount equal to the greater of two (2) or the Unexpired Term times the sum of
(A) his Base Salary and (B) Maximum Bonus for the year of termination. The Employee shall continue to enjoy the benefits under the medical and dental insurance plan and the non-qualified retirement plan, if any, for the greater of two (2) years or the Unexpired Term and any and all debts of the Employee to the Employer will be forgiven by the Employer. The Employee shall also be provided with an automobile allowance for the greater of two (2) years or the Unexpired Term at a level which is not less than the level provided to the Employee immediately prior to such termination.

                  (2) Notwithstanding the foregoing, in the event of the determination (as hereinafter provided) that any required payment by the Employer to or for the benefit of the Employee (whether paid or payable pursuant to the terms of the Agreement or otherwise pursuant to, or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right, or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing including without limitation the acceleration of the vesting or lapse of deferral periods under any equity or incentive compensation program (individually and collectively, "Severance Payments")) would be subject to excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision thereto (the "Excise Tax"), the following provisions shall apply:

                  (i) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes


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payable by the Employee on the amount of the Severance Payments which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, the Employee shall be entitled to the full benefits payable under this Agreement.

                  (ii) If the Threshold Amount is less than (a) the Severance Payments, but greater than (b) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero (0)) to the extent necessary so that the maximum Severance Payments shall equal the Threshold Amount. To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, the Employee shall determine which method shall be followed; provided that if the Employee fails to make such determination within 15 days after the Employer has sent the Employee written notice of the need for such reduction, the Employer may determine the amount of such reduction in its sole discretion.

            For the purposes of this section, "Threshold Amount" shall mean three (3) times the Employee's "base amount" within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00).

            The determination as to which provisions of this Section 4.3(b) shall apply to the Employee shall be made by PriceWaterhouseCoopers or such other nationally recognized accounting firm retained by the Employer and reasonably acceptable to the Employee (the "Accounting Firm"). The Employer shall direct the Accounting Firm to submit its determination and detailed supporting calculations both to the Employer and the Employee within 15 days after the Change in Control, or at such earlier time as is reasonably requested by the Employer or the Employee. For purposes of this Section 4.3(b), the Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Employee's residence on the Change in Control, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Employer and the Employee.

                  (3) Each of the Employee and the Employer shall provide the Accounting Firm access to and copies of any books, records and documents in the Employee's or its possession, as the case may be, reasonably requested by the Accounting Firm, and shall otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination and calculations required or contemplated hereunder.

                  (4) The Employer shall bear the fees and expenses of the Accounting Firm for services hereunder. If, for any reason, the Employee initially pays such fees and expenses, the Employer shall reimburse the Employee the full amount of the same within ten


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(10) business days following receipt from the Employee of a statement and reasonable evidence of the Employee's payment thereof.

      5.    NON-COMPETITION AND NON-DISCLOSURE.

            5.1   NON-COMPETITION.

                  (1) During the term hereof, without approval by the Board, the Employee will not, directly or indirectly, (i) engage or become interested, directly or indirectly, as owner, employee, director, partner, consultant, through stock ownership (except ownership of not more than one percent (1%) of any class of securities of a corporation which is publicly traded), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in any business which competes directly or indirectly with the business of the Employer, (ii) induce or attempt to induce any customer of the Employer to reduce such customer's business with the Employer, or (iii) solicit any of the Employer's employees to leave the employ of the Employer or employ any of such Employees, except for the Employee's administrative assistant.

                  (2) For a period of one (1) year after any termination of employment, the Employee will not, directly or indirectly, (i) engage or become interested, directly or indirectly, as owner, employee, director, partner, consultant, through stock ownership (except ownership of not more than five percent (5%) of any class of securities of a corporation which is publicly traded), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in any healthcare real estate investment trust financing business which competes directly and materially with the business of the Employer or (ii) solicit any of the Employer's employees to leave the employ of the Employer or employ any of such employees, except for the Employee's administrative assistant. The Employee recognizes and acknowledges that his obligations under this Section 5.1(b) are limited to the geographic areas in which the Employer is doing business at the time of the expiration or termination of this Agreement.

                  (3) As used in Sections 5.1, 5.2, 7.2 and 7.3, the term "Employer" shall mean Meditrust Corporation or its subsidiaries and affiliates. The restrictions on the Employee set forth in this Section 5.1 shall not apply in the case of a Termination Upon a Change in Control.

                  5.2 NON-DISCLOSURE. The Employee agrees that all confidential and proprietary information relating to the business of the Employer shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by the Employer's Board of Directors or if such information is within the public domain or comes within the public domain without any breach of this Agreement.

      6. INSURANCE. The Employer may, at its expense, procure and maintain life insurance on the life of the Employee. The beneficiary of such policy shall be the Employer.


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The Employee shall cooperate with the Employer as is reasonably necessary to procure such insurance.

      7.    MISCELLANEOUS.

            7.1   ARBITRATION; DISPUTE RESOLUTION.

                  (1) ARBITRATION PROCEDURE. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA"); PROVIDED, that nothing contained herein shall be deemed to prohibit either party to apply to a court of competent jurisdiction for temporary or preliminary equitable relief. The arbitral tribunal shall consist of one arbitrator. In making any decision, the arbitrator shall apply and follow the substantive law of Massachusetts without reference to the conflicts of law provisions thereof. The parties to the arbitration jointly shall directly appoint such arbitrator within 30 days of the initiation of arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules. The Employee and the Employer agree that the decision of the arbitrator shall be final, the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. The Employer shall pay all fees and expenses of the Arbitrator regardless of the result and shall provide all witnesses and evidence reasonably required by the Employee to present his case. The Employer shall pay to the Employee all reasonable arbitration expenses and legal fees incurred by the Employee as a result of a termination of the Employee's employment in seeking to obtain or enforce any right or benefit provided by this Agreement (whether or not the Employee is successful in obtaining or enforcing such right or benefit). Such payments shall be made within five (5) days after the Employee's request for payment accompanied with such evidence of fees and expenses incurred as the Employer reasonably may require.

                  (2) COMPENSATION DURING DISPUTE. The Employee's compensation during any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement shall be as follows:

            If there is a termination by the Employer followed by a dispute as to whether the Employee is entitled to the payments and other benefits provided under this Agreement, then, during the period of that dispute the Employer shall pay the Employee 50% of the amount specified in Section 4.1 hereof, and the Employer shall provide the Employee with the benefits provided in Section 4.1 hereof, if, but only if, the Employee agrees in writing that if the dispute is resolved against the Employee, the Employee shall promptly refund to the Employer all payments received under Section 4.1 of this Agreement plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly. If the dispute is resolved in the Employee's favor, promptly after resolution of the dispute, the Employer shall pay to the Employee the sum that was withheld during the period of the dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

            7.2 LITIGATION AND REGULATORY COOPERATION. During and after the Employee's employment, the Employee shall reasonably cooperate with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Employee was employed by the Employer; provided, however, that such cooperation shall not materially and adversely affect the Employee or expose the Employee to an increased probability of civil or criminal litigation. The Employee's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Employee's employment, the Employee also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Employer. The Employer shall also provide the Employee with compensation on an hourly basis calculated at his final base compensation rate for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse the Employee for all costs and expenses incurred in connection with his performance under this Section 7.2, including, but not limited to, reasonable attorneys' fees and costs.

            7.3 NONDISPARAGEMENT. During and after the Employee's employment, the Employee agrees that he shall not take any action or make any statement, written or oral, which disparages or criticizes the Employer or The Meditrust Companies, or their respective officers, directors, agents, or management and business practices, or which disrupts or impairs the normal operations of the Employer or The Meditrust Companies. During and after the Employee's employment, the Employer agrees that it shall not take any action or make any statement, written or oral, which disparages or criticizes Employee or Employee's management and business practices and that it shall instruct its officers, directors and agents not to take any action or make any statement, written or oral, which disparages or criticizes the Employee or the Employee's management and business practices.

            7.4 NO MITIGATION. The Employer agrees that, if the Employee's employment by the Employer is terminated during the term of this Agreement, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Employer pursuant to Sections 3 and 4 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Employer, or otherwise.

            7.5 AUTHORITY; NO RESTRICTIONS. Each party represents and warrants that it has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and this Agreement is the legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms. No consent, approval or agreement of any person, party, court, government or entity is required to be obtained by either party in connection with the execution and delivery of this Agreement. Each party is not subject to any agreement, restriction, lien, encumbrance or right, title or interest in anyone limiting in any way the scope of this Agreement or in any way inconsistent herewith, and each party will not hereafter grant anyone the same.

            7.6 EFFECT OF EXPIRATION OR TERMINATION. Upon the expiration or other termination of this Agreement, all obligations of the parties shall forthwith terminate, except for any obligation to pay any fixed sum of money or provide any benefits which may have accrued and be due and payable hereunder at the time of such expiration or other termination and except that the provisions of Section 5 and Sections 7.1, 7.2 and 7.3 shall continue in effect in accordance with their terms, such Sections containing independent agreements and obligations.

            7.7   EQUITABLE RELIEF. The obligations of the Employee under
Section 5 hereunder are special, unique and extraordinary, and any breach by the Employee thereof shall be deemed material and to cause irreparable injury not properly compensated by damages in an action at law. Notwithstanding Section 7.1, the Employer's rights and remedies hereunder shall therefore be enforceable both at law and in equity, by injunction and otherwise; and the rights and remedies of the Employer hereunder with respect thereto shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof.

            7.8 CONSENT TO JURISDICTION. To the extent that any court action is permitted consistent with or to enforce Sections 5, 7.1, 7.2 and 7.7 of this Agreement, the parties hereby consent to the jurisdiction of the Courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Employee (a) submits to the personal jurisdiction and venue of such courts;
(b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

            7.9 WAIVER. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof .

            7.10 ENTIRE AGREEMENT; MODIFICATIONS. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

            7.11 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (a) when delivered, or (b) two (2) days after being mailed by first class mail, certified or registered with return receipt requested, or (c) one (1) day after being mailed through an overnight delivery service, or (d) upon confirmation of transmission via facsimile, to the following addresses:

      If to the Employer:    Meditrust Corporation
                             197 First Avenue
                             Needham, MA  02494
                             Attn:  President and Chief Executive Officer

      If to the Employee:    Michael S. Benjamin
                             25 Old England Road
                             Chestnut Hill, MA  02467

Any party may change such party's address for notices by notice duly given pursuant to this Section 7.11.

            7.12 HEADINGS. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

            7.13 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

            7.14 SEVERABILITY. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

            7.15 SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by the Employee without the prior written consent of the Employer, and may be assigned by the Employer and shall be binding upon, and inure to the benefit of, the Employer's successors and assigns. The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the extent that the Employer would be required to perform it if no such succession had taken place. As used in this Agreement, "Employer" shall mean the Employer as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            7.16 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

            7.17 WITHHOLDINGS. All compensation and benefits to the Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law. The Employee agrees to pay all federal, state and local taxes owed by him in connection with this Agreement.

            7.18 SUBSTITUTION OF EMPLOYER. Upon a Permitted Spin-Off, the Spin-Off Entity shall be deemed to be the Employer for all purposes of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

                                    MEDITRUST CORPORATION
SEAL

                                    By
                                      ------------------------------------------
                                    Name: David F. Benson
                                    Title: President and Chief Executive Officer



                                    --------------------------------------------
                                    Michael S. Benjamin

                                    Exhibit A


THE PERFORMANCE SHARES

100% of the Performance Shares described in Section 3.5 shall be deemed issued as of February 27, 1998 upon payment by the Employee of the par value thereof to The Meditrust Companies. Subject to the terms of the Agreement, the Performance Shares shall vest on the earliest of (a) eight (8) years after the date of issuance, (b) on March 31 of the year following the first fiscal year after issuance in which the Performance Goal is achieved or (c) as the Board of Directors may determine. The Performance Goal for all outstanding grants of Performance Shares shall be deemed achieved in any fiscal year commencing with the year 2000 that meets both criteria specified below:


            Fiscal               FFO            Cumulative FFO per Share
             Year             Per Share           Since January 1, 1998
             ----             ---------           ---------------------
             2000              $2.92                     $ 8.28
             2001               3.10                      11.38
             2002               3.28                      14.66
             2003               3.48                      18.14
             2004               3.69                      21.83


For purposes of the foregoing calculation, "FFO" shall mean funds from operations as reported by The Meditrust Companies. The above Performance Goals may be adjusted by the Board of Directors of the Employer to reflect changes in accounting rules or changes in corporate structure.

Subject to the terms of the Agreement, upon termination of the Employee's employment by The Meditrust Companies for any reason, all right, title and interest in any unvested Performance Shares shall be transferred to The Meditrust Companies in exchange for the par value of such Performance Shares, and the Employee shall not receive any unissued Performance Shares.

The Employee shall receive all voting rights and dividends paid with respect to unvested Performance Shares from the date of issuance so long as the Employee is an employee of The Meditrust Companies or any subsidiary thereof.